EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______) pertaining to the Amended and Restated 1994 Stock Option Plan of Highwoods Properties, Inc. of our report dated February 14, 1997 with respect to the consolidated financial statements and schedule of Highwoods Properties, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, and our reports dated January 24, 1997 and January 25, 1997 with respect to the Combined Statements of Revenues and Certain Expenses of Century Center and Anderson Properties, respectively included in the Company's Current Report on Form 8-K dated January 9,
1997 (as amended on Form 8-K/A dated February 7, 1997 and March 10, 1997).


                                                 /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
June 19, 1997